Exhibit 99.1

Kraft Heinz Announces Leadership Transition

Carlos Abrams-Rivera, Executive Vice President and President of the North America Zone, to become Chief Executive Officer effective January 1, 2024

Current Chief Executive Officer, Miguel Patricio, to become Non-Executive Chair of the Board on January 1, 2024

Contacts:	Kathy Krenger (media) Kathy.Krenger@kraftheinz.com	Anne-Marie Megela (investors) Anne-Marie.Megela@kraftheinz.com

PITTSBURGH & CHICAGO, August 14, 2023 – The Kraft Heinz Company (Nasdaq: KHC) (the “Company” or “Kraft Heinz”) today announced that the Company’s Board of Directors (the “Board”) has appointed Carlos Abrams-Rivera as Chief Executive Officer and a member of the Board, effective January 1, 2024. Until then, Abrams-Rivera will continue in his role as President of the North America Zone with the added responsibilities of becoming President of Kraft Heinz, effective immediately. Abrams-Rivera will take over as CEO from Miguel Patricio, who has served as the Company’s CEO since 2019 and Chair of the Board since 2022. Patricio will transition to the role of Non-Executive Chair of the Board on January 1, 2024.

In his role as EVP and President of the North America Zone, Abrams-Rivera has successfully overseen the Company’s U.S. and Canadian operations. “Carlos is the best person to lead the next phase of the Company’s transformation,” said Miguel Patricio, CEO and Chair of the Board. “His strategic and innovative mindset is ideal to continue to propel Kraft Heinz forward on our path to greatness. Since joining Kraft Heinz in 2020, he has consistently delivered strong results in the North American retail and Away From Home businesses. Carlos’ experience in both developed and emerging markets complements our ambition for growth. I feel privileged to entrust Carlos with the leadership of this great company, and I am confident that Kraft Heinz is poised for more growth in the years to come.”

Patricio will transition to a new role as Non-Executive Chair of the Board. Since 2019, when Patricio joined the Company, he has led Kraft Heinz through a period of fundamental change in consumer trends, unprecedented business and global challenges, and consistent periods of top and bottom-line growth.

“We are extremely grateful for Miguel’s leadership over the past four years. He has a deep understanding of marketing and consumers, which was instrumental to the Company’s turnaround,” said Jack Pope, Lead Director of the Board. “The transition from Miguel to Carlos reflects the Board’s thoughtful succession planning and we are confident that the Company will continue to accelerate growth with Carlos assuming the role of CEO. He is an experienced leader with a long tenure in the food and beverage industry who has shown consistency and excellence in execution. Carlos’ leadership in transforming North America with innovative partnerships, tech-enabled solutions and developing and attracting world class talent will serve the Company well into the future. We look forward to continuing to work with him.”

“I am humbled and honored to be appointed as the new CEO of Kraft Heinz. I would like to thank Miguel for his mentorship, all he has done to rekindle the spirit of Kraft Heinz and our culture, and his partnership, now and in the future,” stated Abrams-Rivera. “I would also like to thank the Board of Directors for placing its trust in me. Finally, to the thousands of colleagues across Kraft Heinz that have welcomed and trusted me, I am excited to go into a bright future together.”

About The Kraft Heinz Company

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2022 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “accelerate,” “continue,” “deliver,” “will,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These statements are not historical facts and are based on Kraft Heinz’s current beliefs, expectations, estimates, and projections. These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond Kraft Heinz’s control, which could cause actual results to differ materially from those indicated in the forward-looking statements. Those factors include, but are not limited to, the Company’s ability to achieve the intended benefits of projects and relationships, changes in consumer preferences, costs and availability of resources and raw materials, compliance with laws and regulations, and the risk factors set forth in the Kraft Heinz’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Heinz disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.